UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2017

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On September 12, 2017, the Compensation Committee, Corporate Governance Committee and Board of Directors of IDT Corporation (the “Registrant”) approved a compensatory arrangement with Howard S. Jonas, the Chairman of the Board of the Registrant. The Registrant holds the right to receive nine percent of the equity interests in Rafael Pharmaceutical, Inc. (f/k/a Cornerstone Pharmaceuticals, Inc.) (“Rafael”) upon the happening of any of the following: (i) Food and Drug Administration approval of a Rafael drug application, (ii) an initial public offering of Rafael at a valuation of over $500 million or (iii) a sale of Rafael above certain valuations (the “Right”). None of the conditions have been satisfied and the Right remains contingent. The Right is expressly transferable to designees of the Registrant that assist Rafael. Rafael is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies targeting cancer metabolism that exploit the metabolic differences between normal cells and cancer cells. Mr. Jonas has assumed the role as Chairman of Rafael and is active in overseeing the Registrant’s interest and is providing instrumental support to Rafael’s development. In compensation for assuming that role and to create additional incentive to contribute to the success of Rafael, the Registrant will, later this fiscal quarter, transfer the Right to Mr. Jonas, and the Right will be further transferable by Mr. Jonas, in his discretion, to others, including those who are instrumental to the future success of Rafael.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name:	Shmuel Jonas
Title:	Chief Executive Officer

Dated: September 15, 2017

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